Exhibit 16.1

July 19, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Daré Bioscience, Inc.’s Form 8-K dated July 19, 2017, and have the following comments:

(1)	we agree with the statements made within Item 4.01(a); and

(2)	we have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP